Q&A on proxy statement filing for five Putnam closed-end funds:

Putnam California Investment Grade Municipal Trust, Putnam High Yield

Municipal Trust, Putnam Municipal Bond Fund, Putnam Municipal Opportunities

Trust, and Putnam New York Investment Grade Municipal Trust

In September 2006, proxy materials will be mailed to shareholders of five Putnam closed-end funds: Putnam California Investment Grade Municipal Trust, Putnam High Yield Municipal Trust, Putnam Municipal Bond Fund, Putnam Municipal Opportunities Trust, and Putnam New York Investment Grade Municipal Trust. This Q&A contains information on the four proposals in the proxy.

What proposals are included in the proxy?

1. A proposal to fix the number of Trustees at 11 and to elect your fund’s nominees for Trustees.

Currently, 11 Trustees serve on the board of each Putnam fund. This proposal asks shareholders to consider two things: fixing the number of Trustees at 11 and electing 11 of the current Trustees on each fund’s board. Closed-end funds are required to hold annual shareholder meetings for the purpose of electing Trustees. Details about each of the Trustees/nominees and their professional background are included in the proxy materials. Nine of these 11 Trustees, including the Chairperson, are Independent Trustees, which means they are not affiliated with the investment advisor (i.e., Putnam Management).

2. A proposal to convert one of the funds into an open-end investment company (Putnam High Yield Municipal Trust).

The Declaration of Trust of Putnam High Yield Municipal Trust contains a conversion proposal requirement that has been triggered by the discount at which shares of the fund traded toward the close of the fund’s most recent fiscal year. This requirement states that shareholders must be given an opportunity to vote on a proposal to convert the fund from closed-end to open-end status if the fund’s shares have traded at an average discount of more than 10% from their net asset value per share during the last 12 calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week). Putnam High Yield Municipal Trust traded at an average discount of 11.51% during the 12-week period ended March 31, 2006, thus triggering the proposal requirement for the fund.

3. A proposal requesting the Trustees to take the steps necessary to merge Putnam California Investment Grade Municipal Trust into an open-end fund, Putnam California Tax Exempt Income Fund, or otherwise enable shareholders to realize the net asset value of their shares.

The shareholder bringing this proposal for action cites the discount at which the fund’s shares traded early in 2006 as one reason in support of the proposal. Other reasons for the proposal, explained at greater length in the proxy materials, include Putnam California Investment Grade Municipal Trust’s expenses, low liquidity, and historical performance relative to its closed-end municipal bond fund Lipper peer group.

4. A proposal requesting the Trustees to take the steps necessary to merge Putnam New York Investment Grade Municipal Trust into an open-end fund, Putnam New York Tax Exempt Income Fund, or otherwise enable shareholders to realize the net asset value of their shares.

The shareholder bringing this proposal for action cites the discount at which the fund’s shares traded early in 2006 as one reason in support of the proposal. Other reasons for the proposal, explained at greater length in the proxy materials, include Putnam New York Investment Grade Municipal Trust’s expenses, low liquidity, and historical performance relative to its closed-end municipal bond fund Lipper peer group.

How do your fund’s Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote for proposal 1 and against proposals 2, 3, and 4.

Why are the Trustees recommending a vote against the conversion outlined in proposal 2 and the merger requests outlined in proposal 3 and 4?

The Trustees believe that, as closed-end funds, Putnam High Yield Municipal Trust, Putnam California Investment Grade Municipal Trust, and Putnam New York Investment Grade Municipal Trust offer a number of potential investment benefits that a conversion to open-end status (Putnam High Yield Municipal Trust only) or merger into an open-end fund (Putnam California Investment Grade Municipal Trust and Putnam New York Investment Grade Municipal Trust) would effectively negate. These benefits include the ability to maintain a stable pool of assets and remain more fully invested in longer-term, higher-yielding securities than would be possible if the funds were open-end funds, as well as the potential to use investment leverage. In the case of Proposals 2 and 3, the Trustees believe that these features have been primarily responsible for the closed-end funds’ out-performance at net asset value over most periods compared to their respective open-end Putnam fund counterparts. The Trustees have reviewed the funds’ investment performance, as well as the possible advantages and disadvantages of converting or merging the funds into an open-end fund. The Trustees believe that the continued operation of the funds as closed-end funds is in the best long-term interests of the funds’ shareholders, and recommend a vote against the conversion of Putnam High Yield Municipal Trust to open-end status, the proposals to request the Trustees to merge

Putnam California Investment Grade Municipal Trust and Putnam New York Investment Grade Municipal Trust into open-end funds or otherwise permit shareholders of those two funds to realize the net asset value of their shares.

What are the benefits of maintaining the funds’ closed-end status?

The Trustees believe that, in each case, the fund’s closed-end status gives the investment advisor certain flexibilities that would be compromised if the fund converted to open-end status or merged into an open-end fund. For example, the shares of closed-end funds are not redeemable like open-end fund shares, which means closed-end funds do not need to maintain investments in short-term, lower-yielding investments in anticipation of possible redemptions. Similarly, because they are not subject to sales and redemptions, closed-end funds do not experience the types of cash flow fluctuations that can require an open-end fund to invest new cash acquired through sales — or sell securities to meet redemptions — at inopportune times. In addition, the ability of the closed-end funds to engage in leverage through the issuance of preferred shares, which open-end funds cannot do, may in certain market conditions allow a closed-end fund to increase its yield.

Would fund expenses be affected by a conversion to open-end status or merger into an open-end fund?

Putnam High Yield Municipal Trust: The Trustees believe the conversion of Putnam High Yield Municipal Trust to open-end status would likely increase fund expenses. For example, if Putnam High Yield Municipal Trust were to convert to open-end status, the Trustees would consider recommending certain steps for marketing the fund’s shares effectively. These would include the adoption, if approved by fund shareholders, of a distribution, or 12b-1, plan, which would permit the fund to pay annual distribution fees of up to 0.35% of average annual net assets to Putnam Retail Management for the marketing support associated with selling fund shares. Putnam open-end funds currently pay 12b-1 fees of 0.25% on class A shares.

Furthermore, the Trustees believe that a conversion to open-end status would increase the possibility of redemptions by existing shareholders of Putnam High Yield Municipal Trust. This would cause the funds to shrink following conversion, resulting in an increased expense ratio for remaining shareholders. If shareholders were to approve a proposal to convert to open-end status, the Trustees would reserve the right to impose redemption fees on shares redeemed within a specified time following conversion, but there is no guarantee that such a measure would significantly reduce redemptions. The open-end Putnam high yield funds are subject to a 1% redemption fee on sales (by redemption or exchange) of shares within 90 calendar days of purchase.

Putnam California Investment Grade Municipal Trust and Putnam New York Investment Grade Municipal Trust: Because their respective open-end fund counterparts are much larger funds, and can therefore spread fund expenses over larger asset bases, a merger of Putnam California Investment Grade Investment Trust or Putnam

Investment Grade Municipal Trust into its open-end fund counterpart would result in lower expenses borne by shareholders of the closed-end funds. However, as indicated in the Proxy Statement, the closed-end funds have historically outperformed their open-end fund counterparts at net asset value for most periods despite their higher expense ratios. (The Proxy Statement, on pages 51-53 (California) and 67-69 (New York), provides additional comparative expense detail.)

Are there potential tax consequences if Putnam High Yield Municipal Trust converts?

If the investment manager needed to sell securities to meet redemptions, there might be adverse tax consequences for the remaining shareholders. If Putnam High Yield Municipal Trust were to sell securities and realize a gain for tax purposes, the fund might be required to make distributions of the taxable gain to remaining shareholders, who would then be liable themselves for tax on such gains.

[Note: tax concerns for CA/NY not addressed in proxy statement, though if the proposals pass and the Trustees subsequently approve a merger, the merger proxy would include tax disclosures.]

Would there be an effect on Putnam High Yield Municipal Trust’s yield if the fund converts?

A conversion could result in a lower yield for remaining shareholders in light of the reduced investment flexibility that comes with open-end status. (There is no guarantee, however, that the fund’s yield would be affected at all.) A reduction in yield would be inconsistent with the fund’s investment objective of seeking high current income.

Why have the funds’ shares been trading at a discount?

In reviewing the trading information for your fund, the Trustees took into account the fact that its shares have consistently traded at a discount to net asset value over the past few years. However, there is no definitive reason why closed-end funds trade at a discount or a premium. When a fund trades at a discount, it is usually reflective of lower demand on the part of investors. Demand for closed-end funds can fluctuate based on, among other things, interest-rate cycles, other market conditions, or perceptions of a fund’s investment advisor. The Trustees reviewed the possible causes and effects of discounts, which are discussed at greater length in the proxy materials, and noted that discount levels for the fund have fluctuated over the years and that, for some periods, fund shares have traded at substantially lower discounts or at premiums.

What are the possible advantages of converting Putnam High Yield Municipal Trust to open-end status?

Conversion to open-end status, of course, would allow shareholders to redeem their shares at their net asset value, instead of at the prevailing market price, which might be at a discount to NAV. Another possible consequence of a conversion to open-end status is a decrease in the fund’s expense ratio that could result if either fund grew significantly in size as a result of net sales of new shares. As an open-end fund, the fund would continuously offer new shares to the public. If more new shares were sold than were redeemed, the fund could grow in size, potentially resulting in a lower effective management fee and a lower expense ratio.

Would converting to open-end status improve Putnam High Yield Municipal Trust’s investment performance?

The Trustees do not believe that the fund’s investment performance at net asset value will be significantly affected if it converted to open-end status. It is possible that the yield of the fund could decrease following conversion. The fund’s investment objectives and principal investment strategies would remain the same if the fund converted. As described above, if the fund was to grow significantly after conversion through sales of new shares, the fund’s expense ratio could decline, which would increase returns.

What are the principal differences between a closed-end and an open-end fund?

Closed-end funds raise their capital through an initial public offering and generally do not — except through leveraging strategies — raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited. Open-end funds, by contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, open-end funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

Shares of closed-end funds are not redeemable but are bought and sold at current market prices on the stock exchanges on which they are listed. Shares of open-end funds, by contrast, may be redeemed at any time at their net asset value, less any applicable redemption fee.

Both closed-end and open-end funds are subject to the same regulatory requirements that are enforced by the Securities and Exchange Commission (SEC). Closed-end funds, however, are listed on securities exchanges, such as the New York Stock Exchange and the American Stock Exchange. Unlike closed-end funds, open-end funds are required to maintain current registrations under federal and state securities laws, which involve additional ongoing costs to open-end funds.

As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds.
Closed-end funds are afforded more flexibility under the Investment Company Act of 1940 compared to open-end funds to use various forms of leverage, particularly by issuing preferred shares.

If proposal 2 is not approved, will the fund continue in its current form?

Yes. In the event that shareholders do not approve the conversion of the fund to open-end status, the fund would continue to operate as a closed-end fund.

What will happen if proposal 2 is approved?

Conversion of your fund from a closed-end to an open-end fund would require certain changes to your fund’s Declaration of Trust. A vote in favor of such a conversion would authorize the Trustees to amend your fund’s Declaration of Trust to reflect such changes. The proxy materials explain, in greater detail, how the Declaration of Trust would be amended in the event that proposal 2 is approved.

If proposal 3 or 4 is not approved, will the funds continue in their current form?

Yes. In the event that shareholders do not approve the request to the Trustees to merge the funds into their open-end counterparts, the funds would continue to operate as closed-end funds.

What will happen if proposal 3 or 4 is approved?

The shareholder proposals are phrased as requests and, if either passes at the Annual Meeting of Shareholders, would not automatically merge the relevant fund into an open-end investment company or otherwise effect any structural change. Instead, it would present the Trustees with a formal request from shareholders to merge the fund or otherwise permit shareholders to realize the net asset value of their shares. As discussed in more detail in the proxy materials, the Trustees would thus, in the event of approval of proposal 3 or 4, exercise their fiduciary duty in deciding what action, if any, would be in the best interests of all shareholders under the circumstances. The Trustees would not be obligated to take any such action.

What other measures could the Trustees take that would enable shareholders to realize the net asset value of their shares?

In addition to requesting that the Trustees merge the funds into open-end funds, proposals 3 and 4 ask the Trustees to alternatively consider taking other steps that would enable shareholders to realize the net asset value of their shares. These steps might entail such measures as converting the fund into an open-end fund, liquidating the fund and distributing its assets, or engaging in a tender offer to repurchase fund shares. In all cases, though, the only way to ensure that all shareholders could realize the net asset value of their shares is to eliminate the closed-end structure of the fund.

Shares of closed-end funds trade on a stock exchange at market prices, which may be lower than a fund’s net asset value.

Putnam California Investment Grade Municipal Trust

The fund invests in fewer issues or concentrates its investments by region or sector, and involves more risk than a fund that invests more broadly. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses. The fund uses leverage, which involves risk and may increase the volatility of the fund's net asset value.

Putnam High Yield Municipal Trust

Lower-rated bonds may offer higher yields in return for more risk. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses. The fund uses leverage, which involves risk and may increase the volatility of the fund's net asset value.

Putnam Municipal Bond Fund

Lower-rated bonds may offer higher yields in return for more risk. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses. The fund uses leverage, which involves risk and may increase the volatility of the fund's net asset value.

Putnam Municipal Opportunities Trust

Lower-rated bonds may offer higher yields in return for more risk. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses. The fund uses leverage, which involves risk and may increase the volatility of the fund's net asset value.

Putnam New York Investment Grade Municipal Trust

The fund invests in fewer issuers or concentrates its investments by region or sector, and involves more risk than a fund that invests more broadly. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses. The fund uses leverage, which involves risk and may increase the volatility of the fund's net asset value.

For more information about the risks, fees, and expenses of investing in a closed-end fund, talk to your financial representative.

Putnam Retail Management

238178 9/06